Exhibit 99.1

Technical Communications Corporation Reports Results for Third Quarter of Fiscal 2004

     CONCORD, Mass.--(BUSINESS WIRE)--July 30, 2004--Technical Communications Corporation (OTCBB: TCCO.OB) today announced its financial results for the fiscal quarter ended June 26, 2004. The Company reported revenue of $1,413,000 and net income of $606,000 or $0.45 per share for its third fiscal quarter, as compared to revenue of $986,000 and net income of $125,000 or $0.09 per share for the third quarter of fiscal 2003. For the nine months ended June 26, 2004, the Company reported net income of $962,000, or $0.72 per share, on revenue of $3,573,000, as compared to net income of $271,000 or $0.20 per share on revenue of $3,136,000 for the same period in fiscal 2003.
     Commenting on the results, TCC President and CEO, Carl Guild, said "This quarter has been our most successful over the past two years. The significant increase in earnings is primarily due to the completion of key milestones on a long-term international contract. These initial milestones included certain TCC proprietary technology rights and generated approximately $600,000 of revenue with a higher than normal gross margin. This contract is still in progress and the remaining $400,000 of revenue, largely associated with hardware deliveries, is expected to be recognized in early fiscal 2005 at a lower gross margin. This contract is an example of our strategic objective to successfully insert proprietary technology into secure communications infrastructures."
     Mr. Guild continued, "The quarter's revenue also remained strong in the Company's engineering services component where TCC continues to develop specific technologies and unique encryption applications. We expect this business to continue but reflect some inconsistency due to the gaps between anticipated contracts. It is also expected that certain international opportunities for technology development, which have been proposed, will be in the active procurement selection process in calendar year 2005. Traditional product sales also remained stable and, based upon the level of inquiries, we expect the product base to maintain its performance. The final quarter of fiscal 2004, however, is expected to return to levels more consistent with the first two quarters of the year."

     About Technical Communications Corporation

     TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's proven security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

     Matters discussed in this news release, including any discussion of or impact, expressed or implied, on our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates", "believes", "expects", "may", "plans" and "estimates", among others, involve known and unknown risks. The Company's operating results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 27, 2004 and December 27, 2003 and the Company's Annual Report on Form 10-KSB for the fiscal year ended September 27, 2003.


                 Technical Communications Corporation
               Condensed consolidated income statements
                             (Unaudited)
                                                  Quarter ended
                                          6/26/04             6/28/03
Net sales                             $ 1,413,000         $   986,000
Gross profit                            1,066,000             552,000
S, G & A expense                          369,000             371,000
Product development costs                  96,000              57,000
Operating income                          601,000             124,000
Net income                            $   606,000         $   125,000
Net income per share:
          Basic                       $      0.45         $      0.09
          Diluted                     $      0.39         $      0.09

                                            Nine Months ended

                                          6/26/04             6/28/03
Net sales                             $ 3,573,000         $ 3,136,000
Gross profit                            2,224,000           2,005,000
S, G & A expense                        1,052,000           1,244,000
Product development costs                 250,000             496,000
Operating income                          922,000             265,000
Net income                            $   962,000         $   271,000
Net income per share:
          Basic                       $      0.72         $      0.20
          Diluted                     $      0.62         $      0.20


                 Condensed consolidated balance sheets

                                              6/26/04        9/27/03
                                            (unaudited)

Cash                                        $ 2,322,000  $  1,098,000
Accounts receivable, net                        217,000       270,000
Inventory                                     1,122,000     1,189,000
Other current assets                            196,000       101,000
                                            -----------  ------------
     Total current assets                     3,857,000     2,658,000
Property and equipment, net                      87,000       109,000
                                            -----------  ------------
   Total assets                             $ 3,944,000  $  2,767,000
                                            ===========  ============

Accounts payable                            $   124,000  $    106,000
Accrued expenses and other current
 liabilities                                    669,000       478,000
                                            -----------  ------------
     Total current liabilities                  793,000       584,000
     Total stockholders' equity               3,151,000     2,183,000
                                            -----------  ------------
   Total liabilities and stockholders'
    equity                                  $ 3,944,000  $  2,767,000
                                            ===========  ============


     CONTACT: Technical Communications Corporation
              Michael P. Malone, 978-287-5100
              www.tccsecure.com